Media contact:  Sam Wilson, (319)326-7278
Investor relations contact:  Lance Cooper,(319)326-7313


                           Monday, Jan. 30, 1995

     DAVENPORT, IOWA -- Iowa-Illinois Gas and Electric Company and Midwest Resources Inc. today announced plans to reduce their combined work forces by a total of approximately 15 percent in conjunction with development of a restructured organization to be effective at the completion of their merger. The merger, expected by mid-year, forms MidAmerican Energy Company.
     At the time of the merger announcement in July 1994, a reduction of about 250 positions was identified related to elimination of duplicate positions.
     The additional 400 positions recently targeted bring the total to approximately 650 salaried and union personnel and will help position MidAmerican as a low-cost provider in the utility industry. "The targets we are setting are based upon industry measures of the top quartile performance for all company functions," said Russell E. Christiansen, chairman and chief executive officer of Midwest Resources.
     The two companies took the first step to reduce the work forces last summer when they imposed a hiring freeze, which to date has already reduced employment by about 100 positions through normal attrition.
     "For MidAmerican to be a top industry performer in the more competitive utility environment, employment reductions are necessary," said Christiansen. "As detailed planning for the new organization progresses, we expect to develop a new, more competitive entity with additional efficiencies and services in place."
     As part of these staff reductions, the companies today announced an incentive retirement program. Salaried employees who will be at least age 55 and have 10 or more years of service by the end of 1995 are eligible. Of the 4,200 current full-time employees of the two companies, as many as 270 salaried employees will qualify. Response to the retirement program will determine what additional reductions may be necessary.
     A new organization is being created for MidAmerican. Positions in that organization will be filled through an open application process. Employees will apply for positions, which will be filled based on a match of the position requirements and employee qualifications. The two companies have developed a severance program for those employees who cannot be placed in jobs within MidAmerican.
     "In the long term, we must develop the strongest, most competitive organization possible; however, we must also be fair with employees who leave voluntarily or through severance," said Stanley J. Bright, chairman and chief executive officer of Iowa-Illinois. "Our concern for employees is reflected in the benefits and opportunities available in the incentive retirement plan, the open application process and the relocation and severance packages."
     The companies estimate the incentive retirement program and severance program will reduce 1995 after-tax earnings of MidAmerican by approximately $9 million, or 9 cents a share, if the merger is consummated this year.
     "We believe these actions are necessary for MidAmerican to successfully compete and provide both customer and shareholder value in the future," said Bright. The present value of the net savings from employment reductions is estimated to be approximately $230 million.
     On July 27, 1994, Midwest Resources and Iowa-Illinois announced their intent to merge and create MidAmerican. Shareholders of the two companies approved the merger on Dec. 21, 1994.
     The Iowa Utilities Board (IUB), on Jan. 25, 1995, allowed the merger to go forward. Nancy Shimanek Boyd, acting chairperson of the IUB, stated, "There is every reason to believe this is a positive step for Iowa's rate payers and the state as a whole."
     The merger still must receive approvals from the Illinois Commerce Commission and the Federal Energy Regulatory Commission. In addition, Iowa-Illinois must also receive approval from the Nuclear Regulatory Commission to transfer the license for the Quad-Cities Nuclear Power Station. Iowa-Illinois owns 25 percent of the plant.
     Iowa-Illinois, headquartered in Davenport, Iowa, has assets of $1.85 billion. The utility provides electric service to a population exceeding 600,000 in central and eastern Iowa and western Illinois. The company's non-regulated subsidiary, InterCoast Energy Company, has more than $520 million of assets in three major businesses: oil and natural gas; energy services; and financial investments.
     Midwest Resources, with assets of $2.6 billion, provides natural gas and electric service to a population exceeding 1 million in Iowa, Nebraska and South Dakota. A subsidiary, Midwest Capital Group Inc., has non-regulated investments.

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